UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 8, 2023

Faraday Future Intelligent Electric Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39395	84-4720320
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

18455 S.Figueroa Street
Gardena, CA	90248
(Address of principal executive offices)	(Zip Code)

(424) 276-7616

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	FFIE	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Class A common stock at an exercise price of $11.50 per share	FFIEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01 Regulation FD Disclosure.

On July 8, 2023, Yueting (“YT”) Jia, Founder and Chief Product and User Ecosystem Officer of Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Company”), posted the following statement to his social media accounts on LinkedIn, Twitter and Facebook, as well as on the FF App.

YT’s Statement on Social Media

“After carefully considering input from our stockholders and investors, FF announced an additional proposal to be included in the proposals to be submitted to the Company’s stockholders at the planned special meeting of stockholder. The additional proposal seeks stockholder approval to limit the Company’s total authorized shares available for issuance if the reverse stock split proposal is approved by the stockholders and the Board effects the reverse stock split.

The previously disclosed proposal to effect a reverse stock split of the Company’s common stock at a ratio between 1-for-2 and 1-for-90 would hold the existing authorized shares unchanged, effectively expanding the total authorized shares by the same multiple as the reverse stock split. The new additional proposal is designed to cap the increase in the total authorized shares at six times the post reverse split shares authorized assuming the previously disclosed reverse stock split proposal is approved and the reverse stock split is implemented. This demonstrates FF's respect for various types of stockholders and investors and their valuable input, as well as the company's capability for self-evolution and decision optimization.

As a reminder and as required by applicable Nasdaq rules, any issuance of shares at a price below the market value, exceeding 20% of the outstanding shares in a single transaction or related transactions within a six-month timeframe, will require stockholder approval. I believe that the Board of Directors will make decisions on the ratio of reverse stock split in the best interests of our entire stockholder base.

I believe the stockholders' approval of the proposal for the reverse stock split and authorized share cap will finally break FF's financing bottleneck, paving the way for attracting institutional and strategic investors. We are well aware that one factor investors may use to deem an investment successful is when the growth multiple of a target company's market capitalization and valuation significantly surpasses that of its capital stock. FF intends to strive to swiftly maximize the benefits and interests of our investors.

As always, we are committed to realizing the interests of our stockholders and investors and will continue to incorporate the opinions and suggestions of our stockholders and investors. With your support and collaboration, FF will evolve into an organization that truly embodies co-creation and co-sharing. As the wave of disruptions engulf the AI EV Ultimate TechLuxury market, let’s join forces and seize FF’s unique historic opportunities. Together we will achieve the strategic positioning of FF as the pioneer of the Ultimate AI TechLuxury spire market and a disruptor of the traditional ultra-luxury car civilization epitomized by Ferrari and Maybach.”

The information contained in this Current Report on Form 8-Kis being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

No.	Description of Exhibits
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

Date: July 13, 2023	By:	/s/ Xuefeng Chen
	Name:	Xuefeng Chen
	Title:	Global Chief Executive Officer

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